Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2017 relating to the reserves and future revenue which appears in the Annual Report on Form 10-K of Houston American Energy Corp. for the year ended December 31, 2016.

/s/ Don Charbula
Lonquist & Co., LLC

Austin, Texas
September 30, 2017